================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                            DATED SEPTEMBER 15, 1998


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): SEPTEMBER 1, 1998



                       TRANSCOASTAL MARINE SERVICES, INC.
             (Exact name of registrant as specified in its charter)



               DELAWARE                                       72-1353528
(State or Other Jurisdiction of Incorporation)     (I.R.S. Employer Identification No.)


                                    000-23225
                            (Commission File Number)


   2925 BRIARPARK DRIVE, SUITE 930                                    77042
            HOUSTON, TEXAS
(Address of Principal Executive Offices)                            (ZIP Code)


       Registrant's telephone number, including area code: (713) 784-7429


================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On September 1, 1998, TransCoastal Marine Services, Inc. (the "Company") consummated the acquisition of Dickson GMP International, Inc. and four affiliated companies ("Dickson") for $10 million in cash and 1,300,000 shares of Common Stock of the Company. Under the terms of the agreement, the Company is obligated to pay to the former Dickson shareholders up to an additional $7.3 million in cash and 400,000 shares of Common Stock if certain financial targets are achieved by the Dickson entities by September 1, 1999.

         Dickson performs project management, fabrication and installation of specialized oil and gas production facilities worldwide. Dickson had revenues of approximately $44 million for the year ended December 31, 1997. The cash portion of the purchase price was financed through additional borrowings under the Company's existing line of credit with Joint Energy Development Investment Limited Partnership, an affiliate of Enron Capital Corp.

         As required under Rule 3-05 of Regulation S-X, certain financial statements of Dickson and pro forma information is filed herein.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      FINANCIAL STATEMENTS OF ACQUIRED COMPANY

                                                                             Page
                                                                             ----
DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES:
    Report of Independent Public Accountants                                   2
    Combined Balance Sheets as of December 31, 1996 and 1997                   3
    Combined Statements of Operations for the
       Years Ended December 31, 1995, 1996 and 1997                            4
    Combined Statements of Stockholders' Equity for the
       Years Ended December 31, 1995, 1996 and 1997                            5
    Combined Statements of Cash Flows for the Years Ended
       December 31, 1995, 1996 and 1997                                        6
    Notes to Combined Financial Statements                                     7

(b)      PRO FORMA FINANCIAL INFORMATION

                                                                              Page
                                                                              ----
TRANSCOASTAL MARINE SERVICES, INC.:
    Unaudited Pro Forma Consolidated Financial Statements--Basis
       of Presentation                                                         18
    Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1998         19
    Unaudited Pro Forma Consolidated Statement of Operations for the
       Year Ended December 31, 1997                                            20
    Unaudited Pro Forma Consolidated Statement of Operations for the
       Six Months Ended June 30, 1998                                          21
    Notes to Unaudited Pro Forma Consolidated Financial Statements             22

 (c)     EXHIBITS

         The following exhibits are filed herewith:

         10.1    ---       First Amendment to Senior Revolving Credit Agreement
         10.2    ---       First Amendment to Subordinated Credit Agreement
         10.3    ---       Stock Purchase and Merger Agreement
         10.4    ---       First Amendment to Stock Purchase and Merger Agreement
         10.5    ---       Employment  Agreement of Fred E.  Gallander,  Chief  Executive  Officer and President of
                           Dickson GMP International, Inc.
         99.1     ---      News release of the Company  regarding the  acquisition  of Dickson  dated  September 1,
                           1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholder of
Dickson GMP International, Inc. and Affiliates:


We have audited the accompanying combined balance sheets of Dickson GMP International, Inc. and Affiliates as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Dickson GMP International, Inc. and Affiliates as of December 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

New Orleans, Louisiana
September 1, 1998

                 Dickson GMP International, Inc. and Affiliates
                             Combined Balance Sheets
                                 (In Thousands)

                                                                   Assets                          December 31,
                                                                                              --------------------     June 30,
                                                                                                1996         1997        1998
                                                                                              --------     --------    --------
                                                                                                                      (Unaudited)
Current assets:
    Cash and cash equivalents                                                                 $     10     $     57    $  1,352
    Restricted cash and cash equivalents                                                          --           --         5,691
                                                                                              --------     --------    --------
                                                                                                    10           57       7,043
    Receivables, net                                                                             8,662       10,203       2,114
    Costs and estimated earnings in excess
       of billings on uncompleted contracts                                                      3,860        2,174       2,172
    Receivable from stockholders                                                                    93            3           3
    Other                                                                                          245          231         418
                                                                                              --------     --------    --------

       Total current assets                                                                     12,870       12,668      11,750

Property, plant, and equipment, net                                                              2,421        3,434       3,500
Retainage receivable - long term                                                                   104         --          --
Deposits                                                                                           295          153         153
                                                                                              --------     --------    --------

                                                                                              $ 15,690     $ 16,255    $ 15,403
                                                                                              ========     ========    ========

                                                    Liabilities and Stockholders' Equity
Current liabilities:
    Outstanding checks in excess of bank balance                                              $    176     $    778    $   --
    Revolving line of credit                                                                      --          2,626        --
    Accounts payable                                                                             6,850        4,277       2,132
    Accrued expenses                                                                             2,147        3,167       3,318
    Billings in excess of costs and estimated
       earnings on uncompleted contracts                                                           231         --          --
    Deferred revenue                                                                              --           --         5,691
    Leases payable                                                                                --             58          22
    Due to affiliate - line of credit                                                            5,540         --          --
    Current portion of long-term debt                                                              139          155       1,228
                                                                                              --------     --------    --------

       Total current liabilities                                                                15,083       11,061      12,391

Long-term debt                                                                                     492        2,202         403
Stockholders' notes                                                                                362         --          --
Due to affiliate                                                                                 2,424        1,624       1,624
                                                                                              --------     --------    --------

       Total liabilities                                                                        18,361       14,887      14,418
                                                                                              --------     --------    --------

Commitments and contingencies

Stockholders' (deficit) equity:
    Common stock, no par value                                                                      93           93         165
    Additional paid-in capital                                                                    --          1,162       1,162
    Retained (deficit) earnings                                                                 (2,764)         113        (342)
                                                                                              --------     --------    --------

       Total stockholders' (deficit) equity                                                     (2,671)       1,368         985
                                                                                              --------     --------    --------

                                                                                              $ 15,690     $ 16,255    $ 15,403
                                                                                              ========     ========    ========



              The accompanying notes are an integral part of these
                         combined financial statements.

                 Dickson GMP International, Inc. and Affiliates
                        Combined Statements of Operations
                                 (In Thousands)

                                                                                                Six Months
                                                            Year Ended December 31,            Ended June 30,
                                                      ---------------------------------    --------------------
                                                        1995         1996        1997        1997        1998
                                                      --------     --------    --------    --------    --------
                                                                                          (Unaudited) (Unaudited)

Revenues                                              $ 29,835     $ 47,010    $ 44,961    $ 18,753    $ 22,984
Cost of revenues                                        28,444       45,022      39,413      17,599      20,881
                                                      --------     --------    --------    --------    --------

    Gross profit                                         1,391        1,988       5,548       1,154       2,103

Selling, general, and administrative expenses              836          965       1,285         537         774
                                                      --------     --------    --------    --------    --------

    Operating income                                       555        1,023       4,263         617       1,329

Interest expense                                           480          464         635         335         117
Other (income) expense                                    (118)          66         129           2          (3)
                                                      --------     --------    --------    --------    --------

    Net income                                        $    193     $    493    $  3,499    $    280    $  1,215
                                                      ========     ========    ========    ========    ========









              The accompanying notes are an integral part of these
                         combined financial statements.

                 Dickson GMP International, Inc. and Affiliates
                   Combined Statements of Stockholders' Equity
                      (In Thousands, Except Share Amounts)


                                                                                                                   Total
                                                                   Common Stock       Additional   Retained    Stockholder
                                                                --------------------    Paid-In     (Deficit)    (Deficit)
                                                                 Shares      Amount     Capital     Earnings      Equity
                                                                --------    --------    --------    --------     --------

Balance at December 31, 1994                                      93,100    $     93    $   --      $ (2,828)    $ (2,735)

Net income                                                          --          --          --           193          193
Distributions to stockholders                                       --          --          --          (291)        (291)
                                                                --------    --------    --------    --------     --------
Balance at December 31, 1995                                      93,100          93        --        (2,926)      (2,833)

Net income                                                          --          --          --           493          493
Distributions to stockholders                                       --          --          --          (331)        (331)
                                                                --------    --------    --------    --------     --------
Balance at December 31, 1996                                      93,100          93        --        (2,764)      (2,671)

Net income                                                          --          --          --         3,499        3,499
Distributions to stockholders                                       --          --          --          (622)        (622)
Stockholder debt converted to additional paid-in capital            --          --         1,162        --          1,162
                                                                --------    --------    --------    --------     --------
Balance at December 31, 1997                                      93,100          93       1,162         113        1,368

Net income (unaudited)                                              --          --          --         1,215        1,215
Distributions to stockholder (unaudited)                            --          --          --        (1,670)      (1,670)
Addition of SCPV (unaudited) (note 1)                                100          72        --          --             72

                                                                --------    --------    --------    --------     --------
Balance at June 30, 1998 (unaudited)                              93,200    $    165    $  1,162    $   (342)    $    985
                                                                ========    ========    ========    ========     ========





              The accompanying notes are an integral part of these
                         combined financial statements.

                 Dickson GMP International, Inc. and Affiliates
                        Combined Statements of Cash Flows
                                 (In Thousands)


                                                                                                               Six Months
                                                                         Year Ended December 31,              Ended June 30,
                                                                    ----------------------------------     ---------------------
                                                                      1995         1996         1997         1997         1998
                                                                    --------     --------     --------     --------     --------
                                                                                                          (Unaudited)  (Unaudited)
 CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                     $    193     $    493     $  3,499     $    280     $  1,215
     Adjustments to reconcile net income
        to net cash provided by (used in)
        operating activities:
           Depreciation and amortization                                 249          446          631          215          319
           Loss on disposal of assets                                     16         --              7            3         --
           Change in operating assets and
              liabilities:
                 Receivables                                             306       (3,031)      (1,541)       1,749        8,089
                 Net increase (decrease) in billings related
                     to costs and estimated earnings on
                     uncompleted contracts                             1,682       (2,873)       1,455          137            2
                 Other current assets                                    376          133           14         (628)        (187)
                 Receivable from stockholder                            --            (90)          90           90         --
                 Accounts payable                                     (1,102)       1,467         (773)      (1,469)      (2,161)
                 Accrued expenses                                       (255)         459        1,018          754          151
                 Deferred revenue                                       --           --           --           --          5,691
                 Long-term retainage receivable                         --           (104)         104          104         --
                 Deposits                                                (52)          34          145          154         --
                                                                    --------     --------     --------     --------     --------
                     Net cash provided by (used in)
                         operating activities                          1,413       (3,066)       4,649        1,389       13,119

 CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property, plant and equipment                          (735)        (222)      (1,468)         (13)        (470)
     Proceeds from the sale of equipment                                   5         --           --           --             85
                                                                    --------     --------     --------     --------     --------
        Net cash used in investing activities                           (730)        (222)      (1,468)         (13)        (385)

 CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds (repayments) under line of credit agreement           (467)       3,385       (2,914)      (1,231)      (2,626)
     Outstanding checks in excess of bank balance                       --            176          602          168         (778)
     Proceeds from long-term notes                                      --           --           --           --            173
     Repayments of capital leases                                       --           --            (37)        --            (21)
     Repayments of long-term debt                                       (234)        (154)        (163)         (78)        (898)
     Distributions to stockholders                                      (291)        (331)        (622)        (235)      (1,670)
     Addition of SCPV (unaudited)(note 1)                               --           --           --           --             72
                                                                    --------     --------     --------     --------     --------
        Net cash provided by (used in) financing activities             (992)       3,076       (3,134)      (1,376)      (5,748)

 NET INCREASE (DECREASE) IN
     CASH AND CASH EQUIVALENTS                                          (309)        (212)          47         --          6,986

 CASH AND CASH EQUIVALENTS, beginning of period                          531          222           10           10           57

                                                                    --------     --------     --------     --------     --------
 CASH AND CASH EQUIVALENTS, end of period                           $    222     $     10     $     57     $     10     $  7,043
                                                                    ========     ========     ========     ========     ========

SUPPLEMENTAL DISCLOSURE:
     Cash paid for interest                                         $    485     $    465     $    635     $    335     $    175
                                                                    ========     ========     ========     ========     ========

              The accompanying notes are an integral part of these
                         combined financial statements.

                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS


(1)      Summary of Significant Accounting Policies

         (a)      Organization

                  The combined financial statements for December 31, 1996 and 1997 include the accounts of Dickson GMP International, Inc.
                  (DGMP), Dickson Marine, Inc. (DMI), Dickson Nigeria, Ltd.
                  (DNL), and Ventura Resources, Inc. (VRI). The unaudited combined financial statements for the six months ended June 30, 1998 include a foreign corporation, Servicios y Construcciones Petroleras Ventura, C.A., (SCPV) which was formed in 1998. These companies (collectively, the "Company") are affiliated through common ownership and management. The Company provides engineering, fabrication, installation, and production management services on a worldwide basis to companies primarily in the petroleum and petrochemical industries. Transactions between DGMP, DMI, DNL, VRI and SCPV have been eliminated in the combined financial statements.

                  In 1997, the Companies' ownership was consolidated to one shareholder. In connection therewith, the Companies' debt to the shareholders totaling $1,162,000 was converted to additional paid-in capital.


         (b)      Common Stock

                  Common stock of the Company at December 31, 1997 is summarized as follows:

                                                        Shares
                                        Shares        Issued and       Par
Company                Amount         Authorized      Outstanding     Value
-------                ------         ----------      -----------     -----

  DGMP              $     100            1,000              100        None
  DMI                   3,000            3,000            3,000        None
  DNL                  90,000        2,000,000        2,000,000        None
  VRI                    --              3,000            3,000        None
                    ---------
                    $  93,100
                    =========

                  SCPV authorized and issued 100 shares of no par value common stock for $72,000 in 1998.

         (c)      Revenue and Cost Recognition

                  Revenue from fixed-price construction contracts is recognized on the percentage-of-completion basis. Under this method, revenue is recognized based upon the relationship of total construction costs incurred to date compared to the total estimated construction costs to complete each contract. Anticipated losses on contracts are charged to earnings as soon as such losses can be estimated. Changes in estimated profits on contracts are recorded during the period in which the change in estimate is made. Construction costs include all direct materials and direct labor as well as indirect overhead costs. Selling, general and administrative costs are charged to expense as incurred.

                  Revenue earned under time and materials contracts is recognized when the services and products are provided.

                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS



         (c)      Revenue and Cost Recognition-continued

                  It is the practice of the Company to reflect claims in the financial statements when realization is probable and the amount is reasonably estimable. Included in contract costs for the year ended December 31, 1997 is $582,000 related to a claim from a job which was completed in early 1995 for which realization was determined to be no longer probable.

                  The current asset, "Cost and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.


         (d)      Cash and Equivalents

                  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.


         (e)      Property, Plant and Equipment

                  Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization are calculated using straight-line and declining-balance methods over the estimated useful lives of the assets which range from three to 31.5 years. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated.


         (f)      Income Taxes

                  DGMP, DMI and VRI have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, DGMP, DMI and VRI will not pay federal tax on their taxable income; however, the stockholders will be liable for income taxes on their pro-rata share of DGMP's, DMI's and VRI's taxable income.

                  DNL and SCPV pay income taxes according to the laws set forth by Nigeria and Venezuela, respectively. Income tax payable is provided on taxable profit at the current rate. Deferred taxation, which arises from timing differences in the recognition of items for accounting and tax purposes, is calculated using the liability method at the enacted rate expected to be in effect. Income tax expense in foreign countries for all periods presented is immaterial.


         (g)      Restricted Cash and Cash Equivalents and Deferred Revenue

                  Deferred revenue represents a prepayment made by a customer on a contract prior to commencement of work. The cash received is contractually restricted to the customer's project and is classified as restricted cash and cash equivalents on the balance sheet.

                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS



         (h)      Foreign Currency Translation

                  The U.S. dollar is the functional currency for the Company's foreign operations. Gains and losses on the remeasurement of amounts denominated in foreign currencies into U.S. dollars are included in net income in accordance with SFAS No. 52 "Foreign Currency Translation." Foreign currency remeasurement losses for the years ended December 31, 1997 and 1996 were $131,000 and $81,000, respectively. The foreign currency remeasurement gain for 1995 was $13,000.

         (i)      Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

         (j)      Fair Value of Financial Instruments

                  The Company considers the fair value of all financial instruments to not be materially different from their carrying values at each year-end based on management's estimate of the Company's ability to borrow funds under terms and conditions similar to those applicable to the Company's existing debt.

         (k)      Recent Accounting Pronouncements

                  In June 1998, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999. Management believes the implementation of this statement will not have a material effect on its results of operations or financial statement disclosures.

         (l)      Unaudited Financial Information

                  The financial information of the Company for the six-month periods ended June 30, 1997 and 1998 and as of June 30, 1998 is unaudited; however, such information reflects, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) that are necessary to present fairly the results of operations for such periods. Results of operations for these interim periods are not necessarily indicative of results of operations that will be realized for the fiscal year.

                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS




(2)      Receivables

         Receivables as of December 31, 1996 and 1997 are summarized as follows (in thousands):

                                                           December 31,
                                                     -------------------------
                                                       1996             1997
                                                     --------         --------

Outstanding customer receivables                     $  8,612         $ 10,140
Less allowance for doubtful accounts                      (20)             (20)
                                                     --------         --------

                                                        8,592           10,120
Retainage receivable                                       70               83
                                                     --------         --------

Receivables, net                                     $  8,662         $ 10,203
                                                     ========         ========


 (3)     Contracts in Process

         Contracts in process at December 31, 1996 and 1997 are summarized as follows (in thousands):

                                                                December 31,
                                                          -----------------------
                                                           1996            1997
                                                          -------         -------
Costs incurred to date on uncompleted fixed
    cost contracts                                        $ 2,383         $ 3,527
Estimated profit thereon                                       56              60
                                                          -------         -------

                                                            2,439           3,587
Less billings to date                                      (1,781)         (2,671)
                                                          -------         -------

                                                              658             916
Unbilled costs and earnings on time and
    materials contracts                                     2,971           1,258
                                                          -------         -------

                                                          $ 3,629         $ 2,174
                                                          =======         =======

         The amounts above are included in the accompanying balance sheet as follows (in thousands):

Cost and estimated earnings in excess of
    billings on uncompleted contracts                     $3,860        $2,174

Billings in excess of costs and estimated
    earnings on uncompleted contracts                        231           --
                                                          ------        ------
                                                          $3,629        $2,174
                                                          ======        ======

                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS



(4)      Property, Plant and Equipment

         A summary of property, plant and equipment at December 31, 1996 and 1997 follows (in thousands):

                                                                               December 31,
                                                                          -----------------------
                                                                           1996            1997
                                                                          -------         -------
Land                                                                      $   800         $   800
Buildings and improvements                                                  1,058           1,059
Machinery and equipment                                                     2,626           3,762
Capitalized lease costs                                                       601             986
Furniture and fixtures                                                        323             370
                                                                          -------         -------

                                                                            5,408           6,977

Less accumulated depreciation and amortization                             (2,987)         (3,543)
                                                                          -------         -------

                                                                          $ 2,421         $ 3,434
                                                                          =======         =======


(5)      Line of Credit

         The Company has entered into a $6,000,000 revolving line of credit agreement with a bank that allows the Company to borrow up to 80% of the value of the Company's outstanding customer receivables. In addition to its accounts receivable, the Company has pledged all of its general contracts in process (see note 3), all funds on deposit with the bank, and certain other assets as security for the line of credit. The Company, and its individual shareholder, guaranteed this $6,000,000 revolving line of credit. This line of credit was renewed in June, 1998 at substantially the same terms and matures July 31, 1999. The line has an interest rate of bank prime plus 1% (10.75% at December 31, 1997), and contains certain restrictive covenants, including minimum current and debt-to-equity ratios. The Company was in compliance with or has obtained waivers for all covenants through December 31, 1997. As of December 31, 1997 the outstanding balance on the line of credit was $2,626,000.

         Prior to the above described line of credit agreement, the Company maintained a financing agreement with a non-combining affiliate that allowed the Company to borrow funds as needed for operations. Under this agreement, the Company would either sell its receivables to the affiliate, with recourse, or borrow any funds necessary for operations, with interest at specified market rates to accrue on any outstanding borrowings. The total amounts received by the Company under either method could not exceed 80% of the total outstanding customer receivables. In conjunction with this arrangement, the affiliate entered into an agreement with a bank (the Bank) that allows it to borrow up to 80% of the value of the outstanding customer receivables of the Company. The Company, and its individual shareholders, guaranteed this $6,000,000 revolving line of credit between the affiliate and the Bank. In addition to its accounts receivable, the Company pledged all of its general contracts in process (see note 3), all funds on deposit with the Bank, and certain other assets as security for the line of credit. At December 31, 1996 the outstanding balance on the line of credit to the affiliate was $5,540,000.

                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS



(6)      Long-term Debt

         A summary of long-term debt at December 31, 1996 and 1997 follows (in thousands):

                                                                        December 31,
                                                                    --------------------
                                                                     1996          1997
                                                                    ------        ------
Subordinated note payable to a vendor, interest due
in quarterly installments,  principal due on July
1, 1999,  bearing 9.75% interest, unsecured                         $ --          $1,800

Subordinated note payable, to an individual,
secured by land, building and improvements, due
in monthly installments of principal and interest
through December 15, 2000, with interest adjusted
annually based on specified market rates, with a
minimum rate of 8% (8.00% through December, 1998)
                                                                       631           472

Note payable, secured by equipment, due in
monthly installments of principal and interest
through June 17, 2002, bearing 10% interest
with a final payment due July 17, 2002                                --              85
                                                                    ------        ------


                                                                       631         2,357

Less current portion                                                   139           155
                                                                    ------        ------

      Long-term debt                                                $  492        $2,202
                                                                    ======        ======

         Annual maturities of long-term debt at December 31, 1997 are as follows (in thousands):

             Year ended December 31,

                      1998                                   $    155
                      1999                                      1,968
                      2000                                        182
                      2001                                         14
                      2002                                         38
                                                              -------

                      Total                                   $ 2,357
                                                              =======


                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS



(7)      Leases

         Operating leases

         The Company leases two adjacent parcels of land in New Orleans, Louisiana on a month-to-month basis for additional storage and work space and leases property on the Mississippi River Gulf Outlet. The Company has approximately $385,000 of capitalized leasehold improvements on the New Orleans property which is being amortized over 15 years (net book value is approximately $357,000 at December 31, 1997). The Company expects to continue to lease the New Orleans property for the foreseeable future. Total rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $153,000, $143,000 and $129,000, respectively.

         The Company leases two marine vessels for operation in West Africa. The rent expense for the two vessels for the years ended December 31, 1995, 1996 and 1997 was approximately $2,375,000, $1,700,000 and $2,257,000, respectively.

         There were no material noncancelable operating leases with terms in excess of one year as of December 31, 1997.

         Capital leases

         Future minimum lease payments under the Company's capital leases at December 31, 1997, together with the present value of the minimum lease payments, are:

1998                                                                $     65

Interest discount amount                                                   7
                                                                    --------

Total present value of minimum lease payments                       $     58
                                                                    ========

         Capital leases are secured by fixed assets with a cost basis of $95,000 and accumulated amortization of $14,000.


(8)      Major Customers and Concentrations

         A substantial portion of the Company's services are provided to major oil companies. The revenues earned from each customer vary from year to year based on the contracts awarded. Sales to customers comprising 10% or more of the Company's total revenue are as follows (in thousands):

                                                   Year Ended December 31,
                                                   -----------------------
                                             1995           1996            1997
                                             ----           ----            ----
           Customer A                        52%            57%             46%
           Customer B                        22%            --              --
           Customer C                        --             26%             --
           Customer D                        --             --              21%

                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS



(9)      Retirement Plan

         The Company sponsors a qualified retirement plan whereby employees who meet certain eligibility requirements relating to age and length of service are entitled to contribute a portion of their compensation under a tax deferred arrangement pursuant to section 401(k) of the Internal Revenue Code.

         The Company contributes an amount equal to 50% of employee contributions up to 1.5% of their base compensation. Matching contributions were $53,000, $56,000 and $68,000 in the years ended December 31, 1995, 1996 and 1997, respectively. The plan also allows discretionary contributions to be made by the Company, which are allocated to all eligible employees based on relative compensation.


 (10)    Segments

         The Company operates principally in two geographic segments: the United States and Nigeria. Revenues derived from sales generated in Nigeria and export sales to Nigeria represent approximately 40%, 55% and 51% of total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. Other foreign revenue is derived from contracts performed for customers primarily in Angola and Venezuela.

         The Company's foreign operations and sales to foreign locations are subject to local government regulations and to uncertainties of economics and political conditions of those areas. In addition, because of the impact of local laws, the Company also conducts some of its foreign projects pursuant to arrangements in which local entities participate in the project. Revisions to project revenues or costs, including those arising from changes or revisions to foreign regulatory requirements and revisions to arrangements with local entities, are recognized in the period in which the revisions are determined.

                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS




(10)     Segments-continued

         The following shows geographic segment information for the three years ended December 31, 1997 and for the six month periods ended June 30, 1997 and 1998 (in thousands):


                                                                                                                    Six Months
                                                           Year Ended December 31                          Ended June 30,
                                                  ------------------------------------------         -------------------------
                                                    1995             1996             1997             1997             1998
                                                  --------         --------         --------         --------         --------
                                                                                                    (Unaudited)      (Unaudited)
Sales to unaffiliated customers:
     United States                                $ 15,645         $ 17,130         $ 18,170         $  6,806         $ 14,571
     Nigeria                                        10,907           25,884           20,921            9,553            7,736
     Angola                                            893              457            5,870            2,394              464
     Venezuela                                       1,862              109             --               --                213
     Kazakhstan                                        528            3,111             --               --               --
     Other Foreign                                    --                319             --               --               --
                                                  ========         ========         ========         ========         ========
                                                  $ 29,835         $ 47,010         $ 44,961         $ 18,753         $ 22,984
                                                  ========         ========         ========         ========         ========

Gross margin:
     United States                                    (878)            (161)           2,843            1,202            1,239
     Nigeria                                         2,168              276            1,266             (218)             756
     Angola                                            (77)              40            1,490              213              147
     Venezuela                                          25             (124)             (51)             (43)             (40)
     Kazakhstan                                        153            1,870             --               --               --
     Other Foreign                                    --                 87             --               --               --
                                                  ========         ========         ========         ========         ========
                                                  $  1,391         $  1,988         $  5,548         $  1,154         $  2,102
                                                  ========         ========         ========         ========         ========

                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS



(10)     Segments-continued

Identifiable assets:
     United States                                   $ 8,739        $ 7,360        $ 8,502        $ 6,242        $13,314
     Nigeria                                           1,953          7,624          6,103          6,261          2,048
     Angola                                             --              706          1,650          1,150           --
     Venezuela                                           380           --             --             --               41
     Kazakhstan                                         --             --             --             --             --
     Other Foreign                                      --             --             --             --             --
                                                     =======        =======        =======        =======        =======
                                                     $11,072        $15,690        $16,255        $13,653        $15,403
                                                     =======        =======        =======        =======        =======

Depreciation and amortization:
     United States                                   $   164        $   392        $   436        $   163        $   224
     Nigeria                                              85             54            195             52             95
     Angola                                             --             --             --             --             --
     Venezuela                                          --             --             --             --             --
     Kazakhstan                                         --             --             --             --             --
     Other Foreign                                      --             --             --             --             --
                                                     =======        =======        =======        =======        =======
                                                     $   249        $   446        $   631        $   215        $   319
                                                     =======        =======        =======        =======        =======

Export sales: United States
     to Nigeria                                      $ 1,174        $  --          $ 2,160        $    53        $ 5,412
     to Angola                                         4,234            224           --             --             --
     to Venezuela                                      1,491            138           --             --            4,429
     to all other                                        661           --              851            823           --
                                                     =======        =======        =======        =======        =======
                                                     $ 7,560        $   362        $ 3,011        $   876        $ 9,841
                                                     =======        =======        =======        =======        =======


(11)     Commitments and Contingent Liabilities

         The Company is fully-insured under a standard workers' compensation policy. Prior to January 31, 1997, the Company was in a self-insured insurance program under which it was liable for the first $25,000 of losses for each workers' compensation or general liability claim. Losses in excess of that amount were covered by standard insurance contracts which satisfied governmental and customer requirements. As a part of this program, the Company executed an irrevocable stand-by letter of credit in favor of the insurance company that administered the program. The stand-by letter of credit remains at $100,000 through March 1, 1999 to cover any potential run-off claims from the self-insured workers' compensation policy. All estimated losses for accidents incurred through December 31, 1996 and 1997 have been accrued in the accompanying balance sheets.

         The Company is party to legal proceedings arising in the normal course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

                 DICKSON GMP INTERNATIONAL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS



(11)     Commitments and Contingent Liabilities-continued

         The Company has entered into a self-insured health insurance program under which it is liable for the first $30,000 of health insurance claims per year for each employee participating in the plan. Losses in excess of that amount are covered by standard insurance. All estimated liabilities for claims incurred through December 31, 1997 and 1996, have been accrued in the accompanying balance sheets.

         In conjunction with a contract entered into with one of its customers, the Company has executed an irrevocable stand-by letter of credit for approximately $1,166,000 in favor of the customer. The stand-by letter of credit expired on May 15, 1998.

(12)     Subsequent Events

         On September 1, 1998 the Company completed a stock purchase and merger agreement (the "Agreements") with TransCoastal Marine Services, Inc. and subsidiaries (the "Acquiror"), a publicly traded company, pursuant to which the Company would be merged with Acquiror. Under the terms of the Agreements the Acquiror will acquire all of the outstanding stock of the Company for an initial payment of $10 million in cash and
         1.3 million shares of Acquiror common stock. The Acquiror has agreed to pay up to an additional $7.3 million in cash and
         0.4 million shares of the Acquiror if the Company achieves certain performance targets by the third quarter of 1999. As part of the stock purchase and merger agreement, the renewed line of credit discussed in note 5 was canceled on September 1, 1998.


         In August, 1998 affiliate payables of $1,614,000 were converted to additional paid in capital.

                       TRANSCOASTAL MARINE SERVICES, INC.
              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION


         The following unaudited pro forma consolidated balance sheet and statements of operations are derived from the consolidated financial statements included in the TransCoastal Marine Services, Inc. ("TCMS" or "Company") Form 10-K for the year ended December 31, 1997 and Form 10-Q for the six months ended June 30, 1998. The unaudited pro forma consolidated financial statements give effect to the acquisition by TCMS of Dickson Marine, Inc.; Ventura Resources, Inc.; Dickson Nigeria, Ltd.; Servicios y Construcciones Petroleras Ventura, C.A., and Dickson GMP International, Inc. (the "Dickson Group") during the third quarter of 1998 and is accounted for using the purchase method of accounting.

The accompanying unaudited pro forma consolidated balance sheet presents the acquisition of the Dickson Group as if it had occurred on June 30, 1998. The accompanying unaudited pro forma consolidated statements of operations present the acquisition of the Dickson Group as if it had occurred on January 1, 1997. All significant intercompany transactions have been eliminated.

The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised, as additional information becomes available. The pro forma financial data does not purport to represent what the Company's results of operations would actually have been if such transaction in fact had occurred on the above dates or to project the Company's results of operations for any future period. Since TCMS and the Dickson Group were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma consolidated balance sheet and statements of operations should be read in conjunction with the Company's annual report and the Form 10-K and Form 10-Q referred to above.

                       TRANSCOASTAL MARINE SERVICES, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1998
                                 (In Thousands)

                                                                                     DICKSON         PRO FORMA
                ASSETS                                              TCMS              GROUP          ADJUSTMENTS        PRO FORMA
                                                                  ---------         ---------         ---------         ---------
CURRENT ASSETS:
    Cash and cash equivalents                                     $     838         $   1,352         $    --           $   2,190
    Restricted cash and cash equivalents                                                5,691                               5,691
    Receivables, net                                                 30,615             2,114                              32,729
    Cost and estimated earnings in
       excess of billings on uncompleted
       contracts                                                      5,374             2,172                               7,546
    Other                                                             2,324               421                               2,745
                                                                  ---------         ---------         ---------         ---------
       Total current assets                                          39,151            11,750              --              50,901

PROPERTY AND EQUIPMENT, NET                                          86,270             3,500             5,000 (a)        94,770

GOODWILL, NET                                                        69,941              --              11,540 (a)        79,867
                                                                                                         (1,614)(b)
OTHER                                                                 5,912               153                               6,065

                                                                  ---------         ---------         ---------         ---------
       Total assets                                               $ 201,274         $  15,403         $  14,926         $ 231,603
                                                                  =========         =========         =========         =========

             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                                              $  13,427         $   2,132         $    --           $  15,559
    Accrued expenses                                                  7,516             3,318                              10,834
    Notes payable and current maturities
       of long-term debt                                                605                                                   605
    Billings in excess of costs and
       estimated earnings on uncompleted
       contracts                                                      2,681             5,691                               8,372
    Other                                                               242             1,250                               1,492
                                                                  ---------         ---------         ---------         ---------
       Total current liabilities                                     24,471            12,391              --              36,862

LONG-TERM DEBT                                                       40,391             2,027            10,000 (a)        50,804
                                                                                                         (1,614)(b)
DEFERRED INCOME TAXES                                                18,277              --               2,000 (a)        20,277
                                                                  ---------         ---------         ---------         ---------
       Total liabilities                                             83,139            14,418            10,386           107,943

STOCKHOLDERS' EQUITY:
    Common stock                                                          9               165              (164)(a)            10
    Additional paid-in capital                                      128,375             1,162             4,362 (a)       133,899
    Retained earnings (deficit)                                     (10,287)             (342)              342 (a)       (10,287)
    Net unrealized gain on available-for-sale securities                 38                                                    38
                                                                  ---------         ---------         ---------         ---------
       Total stockholders' equity                                   118,135               985             4,540           123,660

                                                                  ---------         ---------         ---------         ---------
       Total liabilities and stockholders'
       equity                                                     $ 201,274         $  15,403         $  14,926         $ 231,603
                                                                  =========         =========         =========         =========



    The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.
                                       19

                       TRANSCOASTAL MARINE SERVICES, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                       (In Thousands, Except Share Data)


                                                                     DICKSON       PRO FORMA
                                                        TCMS          GROUP        ADJUSTMENTS         PRO FORMA
                                                     ---------      ---------      -----------         ---------
REVENUE                                              $  57,517      $  44,961      $         -         $ 102,478
COSTS AND EXPENSES:
    Cost of revenue                                     46,507         38,782                             85,289
    Selling, general and administrative expenses         6,309          1,285             (347)(a)         7,247
    Depreciation and amortization                        2,102            631              962 (b)(d)      3,695
                                                     ---------      ---------      -----------         ---------
                                                        54,918         40,698              615            96,231
                                                     ---------      ---------      -----------         ---------
       Operating income                                  2,599          4,263             (615)            6,247

INTEREST EXPENSE                                          (530)          (635)            (900)(c)        (2,065)
OTHER INCOME (EXPENSE), NET                                475           (129)                              346

                                                     ---------      ---------      -----------         ---------
       Income (Loss) before taxes                        2,544          3,499           (1,515)            4,528

PROVISION FOR INCOME TAXES                                 527              -            1,595 (e)         2,122

                                                     ---------      ---------      -----------         ---------
NET INCOME (LOSS)                                    $   2,017      $   3,499      $    (3,110)        $   2,406
                                                     =========      =========      ===========         =========
PRO FORMA INCOME PER SHARE
    Basic                                            $    0.40                                         $    0.52
                                                     =========                                         =========
    Diluted                                          $    0.40                                         $    0.51
                                                     =========                                         =========
SHARES USED IN COMPUTING PRO FORMA
    INCOME PER SHARE
    Basic                                                3,363                                             4,663
                                                     =========                                         =========
    Diluted                                              3,393                                             4,693
                                                     =========                                         =========


    The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.
                                       20

                       TRANSCOASTAL MARINE SERVICES, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                       (In Thousands, Except Share Data)

                                                                     DICKSON       PRO FORMA
                                                        TCMS          GROUP        ADJUSTMENTS         PRO FORMA
                                                     ---------      ---------      -----------         ---------
REVENUE                                              $  79,169      $  22,984      $         -         $ 102,153
COSTS AND EXPENSES:
    Cost of revenue                                     60,724         20,562                             81,286
    Selling, general and administrative expenses         6,119            774             (232)(a)         6,661
    Depreciation and amortization                        4,682            319              482 (b)(d)      5,483
                                                     ---------      ---------      -----------         ---------
                                                        71,525         21,655              250            93,430
                                                     ---------      ---------      -----------         ---------
       Operating income                                  7,644          1,329             (250)            8,723

INTEREST EXPENSE                                        (1,663)          (117)            (450)(c)        (2,230)
OTHER INCOME (EXPENSE), NET                                 (1)             3                                  2

                                                     ---------      ---------      -----------         ---------
       Income (Loss) before taxes                        5,980          1,215             (700)            6,495

PROVISION FOR INCOME TAXES                               2,990              -              213 (e)         3,203

                                                     ---------      ---------      -----------         ---------
NET INCOME (LOSS)                                    $   2,990      $   1,215      $      (913)        $   3,292
                                                     =========      =========      ===========         =========
PRO FORMA INCOME PER SHARE
    Basic                                            $    0.33                                         $    0.32
                                                     =========                                         =========
    Diluted                                          $    0.33                                         $    0.31
                                                     =========                                         =========

SHARES USED IN COMPUTING PRO FORMA
    INCOME PER SHARE
    Basic                                                9,148                                            10,448
                                                     =========                                         =========
    Diluted                                              9,162                                            10,462
                                                     =========                                         =========




    The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.
                                       21

               TRANSCOASTAL MARINE SERVICES, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



1.        UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS:

         a. Reflects the issuance of 1,300,000 shares of the Company's common stock at a per share price of $4.25 and the net increase in long-term debt for the cash payment associated with the initial consideration paid to the Dickson Group shareholders. The Company has recorded adjustments for the allocation of the purchase price to property and equipment, goodwill, and deferred income taxes. The equity accounts of the Dickson Group are also eliminated.

         b. Reflects the contribution of amounts owed to a stockholder to additional paid-in capital immediately prior to acquisition.

2.        UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS:

         a. Adjusts compensation to the level the Dickson Group shareholders have agreed to receive as a result of the acquisition and their employment agreements.

         b. Reflects amortization of goodwill using a 40 year estimated life.

         c. Reflects the increase in interest expense attributed to incremental borrowings.

         d. Reflects incremental increase in depreciation expense as a result of the increase in the book value of equipment due to the purchase price allocation.

         e. Reflects the incremental provision for federal and state income taxes relating to the other operating statement adjustments and for income taxes on the Dickson Group S Corporation income.

3.       Shares used in computing pro forma income per share (in thousands):

                                                       Year Ended
                                                       December 31,             Six Months Ended
                                                           1997                   June 30, 1998
                                                     ---------------            ----------------
                                                     Basic   Diluted            Basic    Diluted
                                                     -----   -------            ------   -------
         Historical                                  3,363     3,393             9,148     9,162
         Issued in Connection with
           Acquisition of Dickson Group              1,300     1,300             1,300     1,300
                                                     -----   -------            ------   -------
                                                     4,663     4,693            10,448    10,462
                                                     =====   =======            ======   =======

4.       CONTINGENT CONSIDERATION:

         Under the terms of the purchase agreement, TCMS is obligated to pay to the former Dickson shareholders up to $7.3 million in cash and issue 400,000 shares of common stock if certain financial targets are achieved by Dickson by September 1, 1999. None of the contingent consideration is included in these pro forma financial statements.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 1998

                                        TRANSCOASTAL MARINE SERVICES, INC.


                                        By: /s/ JOHNNIE W. DOMINGUE
                                           -------------------------------
                                                Johnnie W. Domingue
                                              Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit
Number                         Description
-------                        -----------
         10.1    ---       First Amendment to Senior Revolving Credit Agreement
         10.2    ---       First Amendment to Subordinated Credit Agreement
         10.3    ---       Stock Purchase and Merger Agreement
         10.4    ---       First Amendment to Stock Purchase and Merger Agreement
         10.5    ---       Employment  Agreement of Fred E.  Gallander,  Chief  Executive  Officer and President of
                           Dickson GMP International, Inc.
         99.1    ---       News release of the Company  regarding the  acquisition  of Dickson  dated  September 1,
                           1998